Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ROC ENERGY ACQUISITION CORP.

ROC Energy Acquisition Corp. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.	The amended and restated certificate of incorporation of the Corporation is hereby amended by deleting provision (F) of Article 6 thereof in its entirety and inserting the following in lieu thereof:

“In the event that the Corporation has not consummated an initial Business Combination within 18 months from the closing of the IPO (or, if the Office of the Delaware Division of Corporations shall not be open for business (including for the filing of corporate documents) on such date, the next date upon which the Office of the Delaware Division of Corporations shall be open) (or such later date pursuant to an extension set forth under this paragraph, the “Termination Date”), the Board may extend the period of time to consummate an initial Business Combination up to two times, by an additional one month each time (each an “Extension”), for a total of up to 20 months from the closing of the IPO (the latest date of any such Extension is referred to as the “Extended Date”); provided that, in the case of each Extension, ROC Energy Holdings, LLC, the sponsor of the Corporation (the “Sponsor”) (or its affiliates or designees) (i) has provided to the Corporation a notice of such Extension (which notice may be conditioned on the approval of any amendments to this Amended and Restated Certificate of Incorporation of the Corporation) no later than five business days prior to (A) June 6, 2023 or, if an Extension is exercised, (B) the then-applicable Extended Date, and (ii) will deposit into the Trust Account, on each of (A) the date that is 15 days prior to the then-applicable Extended Date (with such first date being June 21, 2023) and (B) the then-applicable Extended Date, an amount equal to $0.02 per share for each IPO Share that is not redeemed in connection with the special meeting called to approve Extensions of the Extended Date (such an amount, a “Deposit Amount”), in exchange for a non-interest bearing, unsecured promissory note. For clarity and the avoidance of doubt, in the event the Company takes until the last Extended Date to complete its business combination, the Sponsor shall have deposited $0.02 per public share on each of June 21, July 5, July 20 and August 6, 2023 for a total of $0.08 per Public Share. The gross proceeds from the issuance of such promissory note(s) shall be held in the Trust Account and used to fund the conversion of the IPO Shares in accordance with this Article Sixth. If the Corporation completes its initial Business Combination, it will repay the amounts loaned under the promissory note out of the proceeds of the Trust Account released to it. If the Corporation does not complete a Business Combination by the then-applicable Extended Date, the loans will not be repaid. In the event that the Corporation does not consummate a Business Combination by the later of (A) June 6, 2023 or (B) the then-applicable Extended Date, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the IPO Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), by (B) the total number of then outstanding IPO Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.”

2.	The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed and acknowledged this 5th day of June, 2023.

ROC Energy Acquisition Corp.

By:	/s/ Daniel Jeffery Kimes
Name: Daniel Jeffrey Kimes
Title: Chief Executive Officer